Exhibit 99.1

SMAAASH Entertainment Inc. Announces Closing of Combination with NBA Memphis Grizzlies Minority Owner Jed Kaplan’s Simplicity Esports

New York, NY – January 2, 2019 – SMAAASH Entertainment Inc. (NASDAQ: SMSH) (the “Company”), announced it closed the combination with Simplicity Esports, LLC (Simplicity) via an all stock acquisition. Simplicity is now a wholly-owned subsidiary of the Company. Simplicity is an established brand in the esports industry with an engaged fan base competing in popular games across different genres, including PUBG, Gears of War, Injustice 2 and NHL 19. Notably, the Simplicity stream team encompasses groups of casters, influencers and personalities all of whom connect to a dedicated fan base which has viewed and consumed millions of minutes of Simplicity content cumulatively on various social media monthly.

Co-CEO’s Jed Kaplan and F. Jacob Cherian stated, “We are excited to announce the closing of our business combination as this marks a tremendous milestone creating the first NASDAQ listed pure play esports organization. We look forward to sharing our current and future business plans with the public. Our goal is to create significant shareholder value, further develop our brick to click model, and grow our entity as a leader in the esports industry ”.

About SMAAASH Entertainment Inc.:

SMAAASH Entertainment Inc. (NASDAQ:SMSH), (f/k/a I-AM Capital Acquisition Company Co-Founded and led by CEO F. Jacob Cherian and CFO Suhel Kanuga), completed its transaction with SMAAASH Entertainment Pvt. Ltd (“SMAAASH Private”) on November 20, 2018. SMAAASH Private is a global entertainment company offering interactive sports experiences and virtual reality gaming technology. Following the acquisition of Simplicity Esports, Simplicity will continue to operate its business. Simplicity is an established brand in the esports industry with an engaged fan base competing in popular games across different genres, including PUBG, Gears of War, Injustice 2 and NHL 19.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s definitive proxy statement filed with the SEC on September 19, 2018, as amended. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

INVESTOR RELATIONS CONTACT:

SMAAASH Entertainment, Inc.

Roman Franklin

roman@SMAAASHinc.com

561-819-8586